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                                                                Exhibit 99.1

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 1









                               MAIL-WELL INC.

                           MODERATOR: PAUL REILLY
                               APRIL 19, 2002
                                 10:00 PM CT



Operator: Good day and thank you for holding for Mail-Well's First Quarter
         2002 Earnings release conference call. I would like to inform all parties that they will be in a listen only mode until the question and answer segment of today's conference call.

         Also today's conference call is being recorded. At this time I will turn the conference over to Mr. Paul Reilly, Chairman, President and Chief Executive Officer. Please go ahead sir.

Paul Reilly:    Thank you Diana. Good morning ladies and gentlemen. During this conference call we will discuss the results that were communicated today by press release.

         I tend to focus my remarks mainly on the outlook for the coming quarter and the rest of the year since we covered the reasons for the shortfall from original expectations during our earnings warning call 10 days ago.

         Before going into further details I'd like to pass the call over to Michel Salbaing, our CFO, for safe harbor comments. He will also comment on the financial reports attached to the press release. Michel.



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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 2


Michel Salbaing: Thank you Paul. During the course of our discussion today we will be making certain forward looking statements that are subject to various uncertainties and risks that could affect their outcome.

         These uncertainties and risks are set out in more detail in the invitation you received to this call as well as in our various filings with the SEC. We invite you to refer to them in conjunction with this call.

         All forward looking statements that we make today are intended to come within the SEC's safe harbor with respect to such statements.

         We announced this morning a loss of $21.6 million for the three months ended March 31, 2002 or 45 cents per share. These results are after giving effect to the following items.

         Firstly, we incurred during the quarter $13.6 million of restructuring and other charges relating to the ongoing implementation of our strategic plan. We had originally said that this restructuring would cost a total of $98 million of which $45 million would be cash.

         To date we have incurred $55 million of which $38 million has been cash. We expect to spend a total of $80 million of which approximately $49 million will be cash.

         We also expect that most of these expenses will have been incurred by the end of the second quarter. Not only do we expect the cost to be lower but we now see the benefits to be $20 million in 2002 compared to our original plan of $12 million in 2002 and a full run rate to be achieved in 2003 of $25 million, some 25% better than the original plan.

         During the quarter we did complete, that's the second item, the sale of Curtis 1000. Consideration with cash and the assumption of certain debt that was tied to the assets Curtis. 8.9 million dollars



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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 3


         of net proceeds was applied to our revolver balance and approximately $20.5 million was used to pay down our term bank loans.

         We are also progressing towards closing on two other properties. Using updated estimates of probable final proceeds on these properties again with a final determination of expenses on the sale of Curtis and the results of the operations of discontinued operations we recorded a net loss from discontinued operations of $8.5 million net of taxes.

         Also during the quarter, and that's the third item I want to address, we raised $350 million of senior bonds carrying a 9 5/8% coupon in the private market. This is part of our financing strategy which we have publicly discussed in the past.

         We have recognized that the bank market today especially for cash flow borrowers that have our leverage ratios is very difficult. We have also wanted for some time to address the maturity of the convertible bonds that are coming due in November of this year.

         The proceeds from this issue have been used to set aside the necessary funds to meet this November maturity and to pay down approximately $196 million of existing term loans.

         This resulted in the write off of some deferred financing fees in the amount of $4.8 million net of taxes. This has been reported as an extraordinary item.

         Before all these three items the continuing operations of Mail-Well reported a profit of $1.5 million or $0.03 cents per share on $392 million of sales.

         New Mail-Well, that is exclusive of the results of the assets held for sale had income of $800 thousand or $0.02 cents a share on $365 million of sales. This was compared to $3 million net income or $0.06 cents per share on $411 million of sales last year in the same quarter.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 4


         You may recall from our conference call early last week we had expected new Mail-Well's earnings to be between $0.02 and $0.04 cents.

         As we discussed in the call - in that call, the lower performance in Q1 2002 is due in very large part to the continued drop in volumes year over year which has had a significant impact on margins available in the market in particular in the Print segment.

         In the Envelope segment sales for the first quarter of 2002 were lower than sales in the first quarter of last year by 10% and approximately 1% lower than in the fourth quarter of 2001.

         EBITDA margins from operation as a percent of sales for the first quarter were essentially the same as the level achieved last year at 12.5% on reduced sales but lower than fourth quarter 2001 level due to the competitive price discounting that negatively affected margins and a change in mix away from direct mail and more towards transactional and resale Envelope sales.

         It's important to note that fixed costs in our Envelope business are $8 million lower than a year ago. The demand for print materials has not picked up and our sales are down 10% from quarter one last year and up only slightly from quarter four of 2001.

         Normally Q1 sales levels are higher than Q4 because of the annual report season. This annual report season was very comparable to last year's overall with volumes being better but margins being lower.

         This means that volume has declined in the base advertising related part of our print business. Competition continues to be intense for that work, for the work that is available, such that it is often at prices that do not make sense for us and we have walked away from some of it.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 5


         This has caused some plants to be at levels of sales where they have not operated profitably during the quarter. We are rightsizing these operations to ensure at least break even immediately at current reduced sales rates.

         If we are unable to bring these operations to break even in the second quarter we will not hesitate to close them. All told, margins in the segment were less than half of what they were at this time last year despite cost reductions of some $2 million of fixed costs.

         EBITDA margins were 2.2% down from the 5.9% achieved last year. Bringing the money losing plants to break even will improve profits by $5 million alone.

         Full EBITDA margins for the company were 6.3% in this quarter down from 7.8% in the same quarter last year. So again in most segments lower results in Q1 compared to Q4 were driven by lower margins available in the market.

         During the quarter we were slightly cash flow negative from operations and that was as expected. The sale of Curtis allowed our net debt levels to be reduced slightly. The net debt is after taking into account $121 million in cash available to retire the convertible bonds at their maturity.

         Today we have $150 million undrawn on our revolver and are in compliance with all of our debt covenants. I will now turn the call back to Paul Reilly.

Paul Reilly:   Thank you Michel. As I said during the last week call it is clear to us that the economic turnaround that economists are seeing has yet to either impact the Envelope or Graphic Arts segments of the economy.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 6


         As a matter of fact order levels have not improved, they have yet decreased some more. On the positive side, the rate of decrease in our business has slowed and in the Print segment there appears to be some strengthening of orders.

         It is just as clear that our return to sustained bottom line growth can only come with growth in our markets.

         Cutting costs as we have done and continue to do aggressively will never be totally sufficient to replace profits from lost volume certainly not over a period - extending over six quarters which is how long we have been doing this now.

         In the next few minutes I want to discuss the following. First, I report on what improvements our strategic initiatives are yielding. Two, the outlook for the rest of the year and to what extent we can achieve $145 million of EBITDA for the full year. And three, a status report on the progress in our divestiture program.

         First the strategic initiative update. We continue to relentlessly drive our strategic action. As we have for each of the last two quarters you have received attached to the press release a one page summary for each the Print and Envelope segments. And it describes our strategic initiative. I point you towards those today.

         In the Print segment the main driver of savings has been that plants are required to get chargeability to a level of 85%. This means that when in the plant, employees charge 85% of their time to a customer order. If this can not be achieved due to workload, crew sizes are adjusted on a daily basis.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 7


         We will obtain at least $13 million of savings this year from this program alone. We have brought most of our plants to this level having gone from an average of 74% chargeability last July to an overall 82% this quarter.

         The second driver within Print has been the work we have done on our pricing. In particular with the proper capturing of change orders and overs we will improve the profitability on the present volumes by some $4 million.

         Finally, the work we are doing in the areas of customer service teams and go to market strategy is helping us maintain our market position.

         We therefore do not anticipate that these will bring incremental profitability this year in a flat market - flat to decreasing market. However, in a growing market they will drive significant market share gains.

         In the Envelope segment, look at the second page that's attached to the press release, seven of our originally scheduled nine plants have been closed. We expect to have $20 million of savings realized this year. We have added to this rationalization plan one plant in Canada scheduled to close in Q2.

         By the end of Q3 we will have completed the full restructuring program. We will also realize another $4 million in 2002 from the transfer of best practices.

         You may recall that when we announced our strategic plan we had identified $28 million of total improvements in our Envelope segment and $26 million in Print that would be achieved by the end of 2003.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 8


         It was expected that approximately $25 million of these would be achieved in the year 2002. At this time we expect to achieve $40 million of savings in 2002, an increase of $15 million.

         The full rate now expected from our initiatives is a total of $70 million, $40 million in Envelopes, $30 million in Print and we will realize those by the end of 2003. And that's even taking into account the lowered sales levels of the businesses that we are now operating from.

         As volumes had been falling away it has been difficult to observe the improvements in our bottom line. What we have done though is that we have built a tremendous operating leverage, the benefit of which we will enjoy as our industries turn.

         By the way, if we look at the bottom range of the EBITDA estimate that we're going to share with you for the full 2002 and that's approximately $130 million, this will represent an improvement of over 10% from last year and that's in a down market.

         Now let's look at Q2 and full year outlooks. We have included with our press release a page on EBITDA guidance. These were the numbers we took you through 10 days ago and we wanted to provide you with more details.

         The full year guidance used a base quarter of Q1 earnings of $25 million after taking out the positive impact of annual reports and the negative impact of the money losing plants, the money losing plants are where we have cut expenses so they break even at the current levels. This translates to a $100 million of full year EBITDA.

         The bottom of the guidance range of $130 million is arrived at by adding to this run rate the extra $25 million of strategic initiative gains that we will achieve during the rest of this year that now get us to that full $40 million that we had talked about and an extra $5 million that is provided in the third quarter from our car brochures.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                      Page 9


         To get to the bottom range of $145 million sales will need to rebound. You may ask by how much? Well we estimated in the 5%-7% range. You get to this by using the seasonally adjusted first quarter sales for the rest of the year of $1 billion.

         So we annualized the seasonally adjusted first quarter and that's $1 billion less in sales for the next three quarters. At a contribution rate of $20 million, an additional $75 million of sales will generate the extra $15 million of EBITDA that we need to fill the gap. And that represents about a 7.5% rate off the seasonally adjusted Q1 number.

         Our guidance for the second quarter is EBITDA of $26 million to $30 million as shown at the bottom of that guidance statement attached to the press release.

         In summary, notwithstanding the successful cost reduction methods we had been taking we will need a sales rebound to achieve the $145 million EBITDA level that we had first committed back into June of 2001.

         The last item to update you is our divestiture program. I want to close by basically repeating what I said 10 days ago. We have sold one of the five properties that were part of our divestiture program, that's Curtis 1000.

         On the remaining four we now have three letters of intent and we are working to obtain one on the last property. Two of these are in the advanced phases of negotiations which could result in closings within the current quarter.

         The final price obtained for Curtis 1000 and the expected closing price on the two imminent transactions have reduced only minor adjustment to our total net goal of $300 million for all properties.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 10


         On the operation front all discontinued operations and assets held for sale are performing well. In particular, our Mail-Well Labels company and our Printed Office Product groups are performing in accordance to their business plans.

         In both cases some softening in their respective markets have been successfully counteracted by cost savings measures which have included the rationalization of some facilities.

         This concludes remarks. I will now pass it over to Diana who will handle your questions. Diana.

Operator: At this time if you would like to ask a question please press the star 1 on your touchtone telephone. All questions will be taken in order that they are received. You will be announced by name when we are ready for your question. We will pause for a moment. And Mr. Hoffmann you may ask your question.

Bill Hoffmann:    Hey yeah good morning.

Paul Reilly:      Hi Bill.

Bill Hoffmann:    I wonder if you could - a couple of numbers which we can
         get to in a second but the first thing is Paul I wonder if you could just walk us from the first quarter to the second quarter EBITDA just a little more slowly on how you get there.

Paul Reilly:      Okay. Let me point you to the sheet, Guidance for Full
         Year 2000 EBITDA. That was an attachment to the - if we look at Q1, the actual reported results for $23 million.

Bill Hoffmann:    Right.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 11


Paul Reilly:      In that $23 million it was reduced by six plants which we
         had - that had losses. We have taken actions, already taken actions, those plants no change in sales levels that will be $5 million better. So taking that out we would then be at the $28 million.

Bill Hoffmann:    Are they all closed at this point?

Paul Reilly: They're not closed. They - at this point we have taken reductions in force that are fairly significant.

Bill Hoffmann:    Okay.

Paul Reilly:      That represents essentially reductions in labor costs. Okay but Q1 does include our annual report season and we did generate about additional $3 million. So that would take - taking those actions our normalized run rate is about $25 million.

         Our plans, and we are on target for this. We will realize in Q2 $3 million more than we did in Q1. So that brings us as a target no sales increase same - you know, seasonally adjusted levels about $28 million. And that gives us a range of between $26 and $30 ((inaudible)) just around that. Sales increase it would obviously be heading towards the high end of that.

Bill Hoffmann:    Right okay. And if we look at the second half of the year
         and to me the real number here is the impact of the strategic initiatives. How should we be thinking about third and fourth quarters and the positive impacts from that?

Paul Reilly:      Okay let us take through - you have the numbers Michel
         for how the 40 builds up by quarter in terms of the strategic initiatives?


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 12


Michel Salbaing: The strategic initiatives then go on and - we have extra strategic initiatives in the third and fourth quarter of some 3 - another $3 million to $4 million in Q3 and another couple of million dollars in Q4.

         When you annualize all of those you get to the full $40 million of the - what we expected to see. You then - and at that point it makes you reach the $130 million of basic or the lower end of the range after ((inaudible)).

         Also you have to remember that in the Q3 you're going to have $5 million of bump in earnings because of the car brochure season. So if you add all of those together it will get you to the $130 million.

Bill Hoffmann:    Okay great that's helpful. The second thing is just
         wondering if I could get some of the numbers for the first quarter for total sales and total EBITDA including all the discontinueds.

Paul Reilly:      We don't - including the discontinueds we don't normally
         report that. We're going to have to get back to you on that because we don't - I don't have those numbers in here although it would be in the area of $510-$520 million. It's about the number for everything together.

Bill Hoffmann:    Any idea of the full EBITDA?

Paul Reilly:      About $37 million.

Bill Hoffmann:    Okay.  And just last question, full interest charge?

Paul Reilly:      Full interest charge for the quarter was - I'll get you
         that - $23 million.

Bill Hoffmann:    Great.  Thank you.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 13


Paul Reilly:      That including - that includes - that's not - that includes about $5 million of amortization and write off of financing fees.
         So the real interest if you will on the outstanding will then be $18 million.

Operator:         And Mr. Hoffmann was there anything further?

Bill Hoffmann:    No it's fine thank you.

Operator:         Wonderful.

Paul Reilly:      Thank you Bill.

Operator:         We'll take our next question from Steve Riccio.

Steve Riccio:     Hi guys. Do me a favor I missed part of the call and
         you may have already gone over this but could you just go over the use of the $350 million you guys raised this quarter?

Michel Salbaing: Three hundred and fifty, $10 million was for fees, unfortunately, $196 was to pay down Term A and Term B and the rest went to the - putting money aside for the convertible bonds.

Steve Riccio:     So that's in cash.

Michel Salbaing: That's in cash. And the balance is actually $120 million today because there's a bit of a ((inaudible)).

Steve Riccio:     Okay. Look's like though your debt level's more or less
         stayed the same. Did you take on additional borrowings during the quarter? Or - I mean I'm sorry the short term portion?


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 14


Michel Salbaing: The short term portion - you really have to look at the overall because the short term is really a variation of how we account for it. And what we put in short term the, you know, the overall debt went down $12 million and that's what you have got to focus on.

Steve Riccio:     Okay, okay. Couple of questions relating to the debt.
         Could you just give me sort of a general picture of what you expect the current portion of the long term debt and the long term debt to look like at year end?

Michel Salbaing: Upon completion of our divestiture program and the retirement obviously of the convertible bonds we would be at about $600 million of net debt. We'll have the two bond issues of $300 million and $350 million and we expect to have cash on hand anywhere in the $50 million range.

Steve Riccio:     I'm sorry $15 million?

Michel Salbaing:  Fifty, 50.

Steve Riccio:     Okay 50 got you.

Michel Salbaing:  So it's about $600.

Steve Riccio:     Okay and last question. Could you just give me an idea
         of margin potential in your two remaining businesses, the Envelopes and Commercial Printing? Sort of where can they max out to versus where they are now?


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 15


Michel Salbaing: On the longer end - today in Envelopes we are in a down market, we're at 12.5% EBITDA margin to sales. So you would have to look there that's something in the area of 14%-15%.

Steve Riccio:     Okay.

Michel Salbaing: And on Print it's anywhere between 8%-10% that we would expect to have. But you have to remember that I'm talking here before corporate charges.

         And so if you're trying to build a model you would have to take about $25 million of corporate charges which are not assigned back to - in the percentages I've given you they're not assigned back to the division.

Steve Riccio:     But basically should we see rebound in the economy, in
         your businesses there's plenty of upside potential for margins?

Michel Salbaing: Yeah in the numbers that Paul has given you on how much sales rebound we need he's used a 20% contribution level. That is conservative. We have on our numbers today as they appear they're more in the area of 30%. He's taken a very conservative view of how those extra sales and at what level of contribution they would come in.

         So indeed, you know, you could look at as the economy really rebounds, in other words it goes beyond where we were last year. You then have extra sales coming in not as wholly contribution but almost marginal profitability then you get into the 40% level.

Steve Riccio:     Great.  Thanks a lot guys.

Paul Reilly:      Thanks Steve.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 16


Operator: And I'd like to remind the phone audience if you do have a question please press the star key followed by the 1 on your touchtone telephone. Our next question comes from Craig Hoagland.

Craig Hoagland:   Oh hi.

Paul Reilly:      Hi Craig.

Craig Hoagland:   The - on the balance sheet I noticed that the effect of
         the write down on the discontinued ops and the change in the asset held for sale, those two items now total $280 million.

Man:     Right.

Craig Hoagland:   Is that reflective of what your current expectations of
         the gross proceeds - or the net proceeds of the sales are now?

Michel Salbaing: Actually the way that ((inaudible)) because there are some assets on which you have - we've incurred or we expect to incur losses but while on other assets we expect to get profits you have to be very cautious about comparing the net realizable value that appears to be with the actual net cash you're going to get.

         So the $280 million is not what we expect to get net cash. It still remains $260 million which is the $300 million minus the $40 ((inaudible)), $255-$260 million is really range of where we are. You have to be very careful about that. There's also tax assets in there, there's a variety of items.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 17


         When we ended up the year at $300 million it was more coincidental than it was an actual reflection of the proceeds themselves.

Craig Hoagland:   Right.  Okay thanks a lot.

Michel Salbaing:  Kind of confusing.

Operator:         And we will continue on with Selman Akyol.

Selman Akyol:     Thank you. Going back to the margin potential could you
         give that in terms of operating margins too as opposed to just EBITDA margins?

Michel Salbaing:  Offering margins hang on.

Paul Reilly:      Take 2% off Envelopes and 3% off the Print numbers.

Michel Salbaing:  Close enough.

Selman Akyol:     And that's still ahead of the corporate charges?

Michel Salbaing:  Correct.

Paul Reilly:      Those numbers I just gave represent depreciation.

Selman Akyol:     Thank you very much.

Operator:         Thank you and we will take our next question from
         Jeff - John Curti.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 18


John Curti:       Yes as kind of a follow up to that, as we get to the end of this current fiscal year and everything's been divested and we go into 2003 what is your expected level of depreciation and amortization and capital spending?

Michel Salbaing:  Capital spending is - our maintenance capital is about
         1%-1 1/4% of sales on a sustainable basis. And the total capital spending including the maintenance capital would be 3% of sales.

         So that would be your - the level and if we assume that there is some sale rebound and say we're at $1.8 billion or something like that then you would have 54, 55 - therefore anywhere between $50-$60 million of capital spent.

         The depreciation is about 3%, 2%-3% anyway so we're really staying within depreciation costs. Our cap ex are not expected to go beyond depreciation very much.

John Curti:       And then...

Michel Salbaing:  In other words, EBITDA is a pretty good proxy to cash flow.

John Curti:       And then at the end of the year you're just - by the end
         of the year you'll have just the two debt issues outstanding, the one for $350 million and the one for $300 million?

Michel Salbaing:  Correct and then we'll have a revolver availability in place.

John Curti:       Okay and then in terms of debt - scheduled debt payments
         there's nothing on the $350 million for quite some time. And then what about the other $300 million?

Michel Salbaing:  The $350 million is due 2012 and the other one is 2008.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 19


John Curti:       Okay. What then will you do with your free cash? Will you
         be looking to do some selective small acquisition, buying some stock?

Paul Reilly:      I will not be buying stock at that point. That is a
         possibility that we would use those cash as we have stated when we announced our plan about a year ago when we had restructured our balance sheet we had inputted or completed these strategic initiatives.

         We would then relaunch a very focused acquisition strategy. We have some constraints that we have rightfully put ourselves under about leveraging return on capital. So that would be where we would then be looking to use those cash.

         But it's important to note that we will not do any acquisition that further levers the company.

John Curti:       And then just in the normal course of business how deep
         would you expect to get into your revolver if you're doing say, you know, 625 - or I shouldn't say that - when you're doing your annualized revenue numbers - the number escapes me at the moment, was it $1.6 billion?

Michel Salbaing:  ((inaudible)) today it would be going at more like
         $1.5 billion because it's depressed. But we - traditionally we've seen our revolver usage go around, you know, to average out at $50 and $60 million.

         However we expect that to lower everything else being equal because we will be generating free cash flow. So we would need less average usage of the revolver.

John Curti:       Okay thank you very much.

Paul Reilly:      Quite welcome.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 20


Operator:         And a final reminder if you do have a question press the
         star key followed by the 1 on your touchtone telephone. Our next question comes from Josh Givelber.

Josh Givelber:    Hi I'm just wondering, on the $25 million from strategic
         initiatives that you expect to get this year. Could you just give me the schedule again? Is it $3 million in the second quarter?

Paul Reilly:      They were incremental numbers that Michel gave you.

Josh Givelber:    Yeah what were those?

Paul Reilly:      Okay we got in the first quarter - in the first quarter we achieved an annual run rate of 15. Okay so that's about $3.9 or $3.8 million that year. Then we were to have another $3 million in the second quarter additional to that. That represents about $9 million on a run rate.

         I think I said $4 million for the other one and then you get yourself to at that point $32 million. And then the rest are - or it's $4 million and $5 million, a little bit difficult to get the exact numbers and then the difference will be achieved in the fourth quarter.

Josh Givelber:    Okay so...

Paul Reilly:      But the numbers we talked about before are incremental over the following quarters. So if you build up to $40 million ((inaudible)) with the $4 million plus $7 million, that's $11 million plus we add $4 million or $5 million so we're up to $14 million.

Josh Givelber:    Right so the $3 million then is $3 million plus $4 million for the third quarter which is $7 million and then ((inaudible)) $4 million plus $5 million which $12 million. Okay. Thanks a lot.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 21


Operator:         And we do have a question from Bob Amenta.

Bob Amenta:  Sorry just a follow up on the proceeds from the bond offering.
         Can you just go through - obviously of the two note issues you have the converts. But what's your term loan balances are now?

Michel Salbaing:  Eighty - a total of $169 million.

Bob Amenta:       That's pretty much 50/50 between the two?

Michel Salbaing:  Yeah it's 83 million and 85 million or 83.5 million and
         85.5 million.  So they're very close one to another.

Bob Amenta:       And could you also just repeat - someone had asked a
         question about potential EBITDA margins in an upcycle for your segment? I just didn't catch...

Michel Salbaing: I said about 15% from Envelope essentially because we are at 12.5% today. And I said anywhere between 8%-10% on Print can be considered to be conservative.

         And then - but anytime you do that you then have to remember that there are corporate charges that are not assigned to the divisions when we come to those numbers. And that's about $25 million on an ongoing basis.

Bob Amenta:       Okay and then lastly on the - did I hear you right? You
         said including discontinued that total EBITDA would have been about 37 million?

Michel Salbaing:  That's what I said yes.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 22


Bob Amenta:       Okay so I mean without obviously getting specific, if you
         take the $260 million that you expect to get back I mean on average that would imply roughly a five times type multiple on trailing 12 months EBITDA of the discontinued. Is that about...

Michel Salbaing: Yeah it's 4.5-5. Some are higher, some are lower but you're right.

Bob Amenta:       Seems reasonable. I just wanted to make sure that, you
         know, you guys...

Michel Salbaing: Yeah but it's really difficult from the point of view that we do not want to destroy too much value. We feel that it's still depressed levels from what those companies should normally be at. But this is strategic decision we've taken and we're comfortable with those levels.

Bob Amenta:       Okay thank you.

Operator:         And it appears there are no further questions at this time.
         I'll turn the conference back over to Mr. Reilly for any additional or closing remarks.

Paul Reilly:      Good. Thank you Diana. Again I want to thank everybody for their time. I hope you have seen by our discussion here and the actions that - the management of Mail-Well is taking the actions it needs during this very difficult times. And the long term benefit of what we're doing is that when this market rebounds, it will, it always has.

         What's going on today is not that different than it's happened in several other downturns. But when the economy comes back the operating leverage that this company will have and we just went through some of those numbers. Significantly healthy, robust company that will allow for shareholder value creation.

         With that we will sign off and everybody have a great day. Thank you for your time.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        04-19-02/10:00 pm CT
                                                       Confirmation # 673619
                                                                     Page 23


Operator:         And that concludes today's conference call. On behalf
         of Mail-Well Inc. and Premiere Conferencing we thank you for your participation and wish you a wonderful day.


                                     END